Life Partners Prevails in SEC Lawsuit

WACO, TX — February 4, 2014 — Life Partners Holdings, Inc. (Nasdaq GS: LPHI) announced today that a federal jury has found that Life Partners did not commit fraud and its officers did not engage in insider trading as the Securities and Exchange Commission had claimed. The SEC made these claims in SEC v. Life Partners Holdings, Inc. et al., which was tried in the United States District Court for the Western District of Texas, Austin Division.

The SEC had claimed that Life Partners violated Rule 10b-5 by intentionally underestimating the life expectancies of the insureds in the life settlements it facilitated and that it hid this practice from the investing public. Life Partners disputed these claims arguing that it described the process of estimating life expectancies in detail, the life expectancies were independently sourced and the life expectancies were not underestimated when taken as a whole.

The jury also found that Life Partners’ CEO, Brian Pardo, and its General Counsel, Scott Peden, did not engage in insider trading.

The jury did find for the SEC regarding its claim that Life Partners had misstated its revenue recognition policy. This finding also supported the SEC claims that the Life Partners books and records were misstated. Life Partners denied that it had intentionally misstated its policies or financial statements. Before trial, the SEC had represented to the court that it was not pursuing the revenue recognition claims, and it did not present evidence regarding these claims. As a result, Life Partners has requested that the court dismiss these claims as a matter of law. The court is expected to rule on this motion before issuing a judgment.

Life Partners’ CEO, Brian Pardo, said “We are extremely pleased that the jury has exonerated our company, our business practices and the life settlement asset class itself. As we demonstrated to the jury, life settlements as transacted through Life Partners provide a valuable service to senior Americans who want to sell their unwanted life insurance policies and are a tremendous alternative asset class for accredited investors seeking to avoid the volatility of the stock market. We provide a win-win transaction for everyone involved and, when put to the test, the jury could see the SEC’s allegations were not true.”

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements”. Since its incorporation in 1991, Life Partners has completed over 150,000 transactions for its worldwide client base of over 30,000 high net worth individuals and institutions in connection with the purchase of over 6,500 policies totaling over $3.2 billion in face value.

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FOR MORE INFORMATION, CONTACT:

Andrea Atwell - LPHI Shareholder Relations (254) 751-7797

or info@lifepartnersinc.com

Visit our website at: www.lphi.com

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